Exhibit 99.1
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080
news release

FOR IMMEDIATE RELEASE
News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS REPORTS STRONG FIRST-QUARTER 2011 RESULTS; RAISES FULL-YEAR GUIDANCE
Net Sales Increased 12% and Diluted EPS Increased 32%
For 2011, Hanes Raises Sales and EPS Guidance; EPS Expectations Increased to a Range of $2.70 to $2.90, Up From Previous Guidance of $2.60 to $2.80
WINSTON-SALEM, N.C. (April 20, 2011) — HanesBrands (NYSE: HBI) today reported strong net sales and diluted earnings per share growth in the first quarter of 2011 as a result of acquisition contributions, organic growth, and operational efficiency. As a result, Hanes raised its full-year guidance for net sales and EPS.
Diluted EPS for the quarter increased 32 percent to $0.49, compared with $0.37 in the year-ago quarter. Net sales for the quarter increased 12 percent to $1.04 billion, driven by strong performance of the acquired Gear For Sports business, organic Outerwear segment growth and International growth. The quarter’s sales increase followed 8 percent sales growth in last year’s first quarter.
As a result of the strong quarter, the company has raised its full-year 2011 diluted EPS guidance to a range of $2.70 to $2.90, up from previous guidance of $2.60 to $2.80. Hanes’ new net sales range is $4.9 billion to $5 billion, with the low end of the range increased from $4.85 billion.
“We significantly beat our expectations in the quarter and are off to a strong start in 2011,” Hanes’ Chairman and Chief Executive Officer Richard A. Noll said. “Our brands are strong and are performing well. We are raising prices appropriately to deal with input-cost inflation, and as we leverage our scale and infrastructure, the benefits of increased sales and acquisitions are dropping through to the bottom line.”
Financial Highlights and Business Segment Summary
Growth in the quarter was driven by strong Outerwear and International segment results. The Outerwear segment’s Gear For Sports business, which was acquired in November 2010, contributed 5 percentage points of the company’s 12 percent sales gain and $0.03 of the $0.12 increase in EPS.
The company’s operating margin in the quarter improved to 9.8 percent of sales, up 60 basis points from the year-ago quarter, despite higher cotton and commodity costs of $35 million. Cotton costs for the first quarter were $0.83 per pound, up from $0.52 a year ago.

HanesBrands Reports Strong First-Quarter 2011 Results; Raises Full-Year Guidance — Page 2
“We had a good quarter and have a positive outlook for our largest segments,” Noll said. “Our International and Outerwear segments continue to contribute strong growth. Gear For Sports is outperforming expectations, helping to drive sales, leverage our infrastructure and expand our Outerwear profitability and margins. Innerwear segment sales were flat and profitability was reduced, but our price increases in the segment were in place for only a portion of the quarter, and we expect profitability to return to historical levels as we continue to increase prices commensurate with input costs.”
Key business segment and brand highlights include:
•	Innerwear segment sales were comparable to last year, increasing slightly, although last year’s quarter had the benefit of more than $30 million of new program shipments. Increases in sock and male underwear sales were offset by a decline in women’s intimate apparel sales. The fact that price increases were only in place for two months in the quarter contributed to a 23 percent decrease in operating profit.

Hanes, the No. 1 apparel brand in America, continues to air its men’s underwear advertising featuring Michael Jordan. New Hanes women’s advertising for bras and panties debuted April 11. Playtex launched two additional ads under its Playtex Girl Talk campaign supporting the 18-Hour bra line and the new Playtex Secrets line. Bali’s new One Smooth U bra is selling well, and L’eggs introduced TV advertising in April for the first time in 14 years.

•	Outerwear segment sales increased 37 percent with across-the-board strength in Gear For Sports, wholesale casualwear (Hanes), retail casualwear (Just My Size and Hanes), and retail activewear (Champion). The segment’s operating profit increased substantially as a result of overall segment strength and the higher margins of Gear For Sports.

Gear For Sports, a leading seller of licensed logo apparel in collegiate bookstores and the leisure/golf channels, had record sales for the NCAA Final Four basketball tournament and increased golf apparel sales in the quarter. Gear’s order position is up high single digits for the second and third quarters.

New-product successes for Champion, the fastest growing major brand in activewear, include women’s fitness bottoms and men’s double dry activewear.

•	International segment sales increased 24 percent in the quarter (17 percent excluding currency exchange rates), with strength in all geographies — Canada, Latin America, Asia and Europe. Operating profit increased 86 percent (75 percent excluding currency).

•	In the company’s smaller segments — Hosiery and Direct to Consumer — net sales and operating profit declined.
2011 Guidance and Macro Trend Discussion
Following strong performance in the first quarter, Hanes increased its full-year guidance for net sales and diluted EPS. Unless otherwise noted, the company’s 2011 guidance issued in January remains the same.

HanesBrands Reports Strong First-Quarter 2011 Results; Raises Full-Year Guidance — Page 3
The company’s new guidance for net sales is $4.9 billion to $5 billion, up from previous guidance of $4.85 billion to $5 billion. Net sales in 2010 were $4.33 billion. The company has raised its EPS guidance to $2.70 to $2.90, up from previous guidance of $2.60 to $2.80. EPS in 2010 was $2.16.
The company expects quarterly double-digit net sales growth for the remainder of the year. The primary contributors are expected to be price increases partially offset by demand elasticity, the Gear For Sports acquisition (≈5 points of growth), and net shelf-space and consumer spending increases (≈1 to 2 points each).
The cadence of EPS growth will vary by quarter. In the second quarter, operating profit is expected to increase by double-digits with an operating margin similar to a year ago; EPS may decrease slightly in the quarter because EPS in last year’s quarter benefited from a $0.20 tax-rate adjustment.
Earnings expectations reflect multiple price increases put in place through late summer and the expectation of further price increases in the fourth quarter. The company has locked in its cotton requirements for the full year. EPS projections also assume efficiency savings from supply chain optimization and the expectation that added costs in 2010 to service strong growth will not recur in 2011; continued investment in trade and media spending consistent with the company’s historical rate; slightly higher interest expense; and a higher full-year tax rate that could range from a percentage in the teens to the low 20s.
Hanes’ working capital needs and year-to-date debt levels are unfolding as planned with the company’s seasonal inventory build, and the full-year impact of inflation on inventory value is expected to be mitigated by inventory turn improvements. Therefore, Hanes continues to expect free cash flow in 2011 in the range of $100 million to $200 million. The company continues to expect its year-ending debt level to decrease over 2010 by the amount of free cash flow generated in 2011 and expects its year-ending leverage ratio to improve to between 3.0 to 3.5 times EBITDA.
Note on Proprietary Information
As previously communicated, Hanes believes that it has a competitive advantage in managing its business during an inflationary environment as a result of both its supply chain visibility and its extensive knowledge of consumer purchasing behavior. Therefore, the company plans to continue treating certain data, such as future cotton cost positions and price increase details, as proprietary information until actual results are reported.
Note on Non-GAAP Terms and Definitions
EBITDA, debt-to-EBITDA leverage ratio, and free cash flow are not generally accepted accounting principle measures. EBITDA is earnings before interest, taxes, depreciation and amortization. The leverage ratio is calculated by dividing total debt by EBITDA. Free cash flow is defined as net cash provided by operating activities less net capital expenditures.

HanesBrands Reports Strong First-Quarter 2011 Results; Raises Full-Year Guidance — Page 4
Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating Hanes’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 for more EBITDA information.
Webcast Conference Call
Hanes will host a live Internet webcast of its quarterly investor conference call at 8:30 a.m. EDT today. The broadcast may be accessed on the home page of the HanesBrands corporate website, www.hanesbrands.com. The call is expected to conclude by 9:30 a.m.
An archived replay of the conference call webcast will be available in the investors section of the HanesBrands website. A telephone playback will be available from approximately noon EDT today through midnight April 27, 2011. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 59604798.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. Examples of such statements include the statements that follow the heading “2011 Guidance and Macro Trend Discussion” above. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the impact of natural disasters; the impact of the loss of one or more of our suppliers of finished goods or raw materials; our ability to effectively manage our inventory and reduce inventory reserves; our ability to optimize our global supply chain; consumer spending levels and the price elasticity of our products; the risk of inflation or deflation; our ability to continue to effectively distribute our products through our distribution network; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; the impact of any inadequacy, interruption or failure with respect to our information technology or any data security breach; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange

HanesBrands Reports Strong First-Quarter 2011 Results; Raises Full-Year Guidance — Page 5
Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
HanesBrands
HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has approximately 55,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency Energy Star Partner of the Year for 2010 and 2011 and ranks No. 91 on Newsweek magazine’s Top 500 greenest U.S. company rankings.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	April 2, 2011	April 3, 2010	%Change
Net sales	$1,036,410	$927,840	11.7%
Cost of sales	681,885	600,410

Gross profit	354,525	327,430	8.3%
As a % of net sales	34.2%	35.3%
Selling, general and administrative expenses	252,682	241,718
As a % of net sales	24.4%	26.1%

Operating profit	101,843	85,712	18.8%
As a % of net sales	9.8%	9.2%
Other expenses	601	1,406
Interest expense, net	41,105	37,495

Income before income tax expense	60,137	46,811
Income tax expense	12,028	10,298

Net income	$48,109	$36,513	31.8%

Earnings per share:
Basic	$0.49	$0.38
Diluted	$0.49	$0.37	32.4%
Weighted average shares outstanding:
Basic	97,194	96,326
Diluted	98,589	97,493

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	April 2, 2011	April 3, 2010	%Change
Segment net sales:
Innerwear	$451,336	$450,817	0.1%
Outerwear	330,671	241,848	36.7%
Hosiery	44,602	47,908	-6.9%
Direct to Consumer	82,798	84,492	-2.0%
International	127,003	102,775	23.6%

Total net sales	$1,036,410	$927,840	11.7%

Segment operating profit[1]:
Innerwear	$59,416	$77,497	-23.3%
Outerwear	25,505	5,500	363.7%
Hosiery	16,270	19,421	-16.2%
Direct to Consumer	366	1,035	-64.6%
International	20,163	10,843	86.0%
General corporate expenses/other	(19,877)	(28,584)	-30.5%

Total operating profit	$101,843	$85,712	18.8%

EBITDA[2]:
Net income	$48,109	$36,513
Interest expense, net	41,105	37,495
Income tax expense	12,028	10,298
Depreciation and amortization	21,687	22,836

Total EBITDA	$122,929	$107,142	14.7%

1	During the first quarter of 2011, HanesBrands decided to revise the manner in which certain expenses, primarily compensation-related expenses, are allocated to segments. As a result of this change, certain prior-year segment operating profit results are revised to conform to the current-year presentation.

2	Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure. HanesBrands has chosen to provide the EBITDA measure to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating HanesBrands’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP or other pro forma measures used by other companies.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 2, 2011	January 1, 2011
Assets
Cash and cash equivalents	$64,804	$43,671
Trade accounts receivable, net	547,121	503,243
Inventories	1,541,730	1,322,719
Other current assets	280,787	278,038

Total current assets	2,434,442	2,147,671

Property, net	633,132	631,254
Intangible assets and goodwill	606,738	608,766
Other noncurrent assets	402,617	402,311

Total assets	$4,076,929	$3,790,002

Liabilities
Accounts payable and accrued liabilities	$771,353	$688,672
Notes payable	29,431	50,678
Current portion of debt	142,336	90,000

Total current liabilities	943,120	829,350

Long-term debt	2,095,735	1,990,735
Other noncurrent liabilities	417,951	407,243

Total liabilities	3,456,806	3,227,328

Equity	620,123	562,674

Total liabilities and equity	$4,076,929	$3,790,002

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	April 2, 2011	April 3, 2010
Operating Activities:
Net income	$48,109	$36,513
Depreciation and amortization	21,687	22,836
Other noncash items	10,813	13,603
Changes in assets and liabilities, net	(181,644)	(111,914)

Net cash used in operating activities	(101,035)	(38,962)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(13,330)	11,645

Financing Activities:
Net borrowings on notes payable, debt and other	134,985	30,717

Effect of changes in foreign currency exchange rates on cash	513	277

Increase in cash and cash equivalents	21,133	3,677

Cash and cash equivalents at beginning of year	43,671	38,943

Cash and cash equivalents at end of period	$64,804	$42,620